Exhibit 2.2

EXECUTION COPY

VOTING AGREEMENT

VOTING AGREEMENT, dated as of September 27, 2005 (this “Agreement”), by and between WellPoint, Inc., an Indiana corporation (“Purchaser”), and The New York Public Asset Fund, the “public asset fund” established by Chapter One of the New York Laws of 2002, and specifically §4301(j) and §7317 of the New York Insurance Law (“Stockholder”), a stockholder of WellChoice, Inc., a Delaware corporation (“Company”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Purchaser, WellPoint Holding Corp. (“Merger Sub”) and Company are entering into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Company will be merged with and into Merger Sub, Merger Sub will be the surviving corporation in the merger and will be a wholly owned subsidiary of Purchaser, all upon the terms and subject to the conditions set forth in the Merger Agreement (the “Merger”), unless a Reverse Merger Election is made by Purchaser in accordance with the Merger Agreement, in which case Merger Sub will be merged with and into Company, Company will be the surviving corporation in the Merger and will be a wholly owned subsidiary of Purchaser. Unless otherwise indicated, capitalized terms not defined herein have the meanings given to them in the Merger Agreement;

WHEREAS, Stockholder is a stockholder of Company and, with respect to the Merger, has the power to vote or direct the voting of (a) 52,001,903 shares of the common stock, $0.01 par value, of Company owned of record and beneficially by Stockholder and (b) 1 share of the Class B common stock, $0.01 par value, of Company owned of record and beneficially by Stockholder, which represent all of the shares of common stock of Company owned by it (collectively, the “Shares” and, together with any additional securities of Company described in Section 1.2, being referred to herein as the “Subject Shares”);

WHEREAS, prior to the date hereof, the Board of Directors of Company has approved this Agreement and the transactions contemplated hereby for purposes of Section 203 of the Delaware General Corporation Law; and

WHEREAS, as a material inducement to enter into the Merger Agreement and to consummate the Merger, Purchaser desires Stockholder to agree, and Stockholder is willing to agree (i) subject to the terms of this Agreement, including, without limitation, Section 6 of this Agreement, to Vote (as defined in Section 1.1(b) below) or cause to be Voted the Subject Shares so as to facilitate the consummation of the Merger and (ii) to comply in all respects with all of the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.	Voting of Subject Shares.

Section 1.1 Voting Agreement. (a) At every meeting of the stockholders of Company called with respect to any of the following, and at every adjournment or postponement thereof,

and on every action or approval by written consent of the stockholders of Company with respect to any of the following, Stockholder shall Vote or cause to be Voted the Subject Shares in favor of adoption and approval of the Merger Agreement and the terms thereof, the Merger and each of the other transactions contemplated thereby and any other action reasonably requested by Purchaser in furtherance thereof. Furthermore, Stockholder shall not enter into any agreement, arrangement or understanding with any Person to Vote or give instructions inconsistent with this Section 1.1(a), and shall not take any other action that would, or would reasonably be expected to, in any manner compete with, interfere with, impede, frustrate, prevent, burden, delay or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement.

(b) In addition to the foregoing, at any meeting of Company stockholders or at any adjournment or postponement thereof or in any other circumstances upon which their Vote, consent or other approval is sought, Stockholder shall Vote (or cause to be Voted) all of the Subject Shares against (i) the approval of any Alternative Transaction or the adoption of any agreement relating to any Alternative Transaction or (ii) any amendment of Company’s Certificate of Incorporation or Bylaws or any other action, agreement, proposal or transaction involving Company or any of its Subsidiaries which amendment or other action, agreement, proposal or transaction would, or would reasonably be expected to, result in a breach of any covenant, representation or warranty or any other obligation or agreement of Company contained in the Merger Agreement or of Stockholder contained in this Agreement or would, or would reasonably be expected to, in any manner compete with, interfere with, impede, frustrate, prevent, burden, delay or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement. Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing. For purposes of this Agreement, “Vote” shall mean voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action (including, without limitation, consenting in accordance with Section 228 of the DGCL) or taking other action in favor of or against any action; “Voting” and “Voted” shall have correlative meanings. Any such Vote shall be cast or consent shall be given for purposes of this Section 1 in accordance with such procedures relating thereto as shall ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording in accordance herewith the results of such Vote or consent.

Section 1.2 Adjustments; Additional Shares. In the event (a) of any stock dividend, stock split, recapitalization, reclassification, subdivision, combination or exchange of shares on, of or affecting the Subject Shares, or (b) that Stockholder shall have become the beneficial owner of any additional shares of common stock or other securities of Company, then all shares of common stock or other securities of Company held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the beneficial owner of the shares or other securities as described in clause (b), shall in each case become Subject Shares hereunder.

Section 1.3 Stockholder Capacity. Stockholder is entering into this Agreement only in its capacity as the “public asset fund” established by Chapter One of the New York Laws of 2002, and specifically §4301(j) and §7317 of the New York Insurance Law and the record and beneficial owner of the Subject Shares, and nothing herein shall prevent any representative of Stockholder from discharging his or her fiduciary duties as a member of the Board of Directors of Company.

Section 1.4 Waiver of Appraisal Rights. Stockholder hereby irrevocably and unconditionally waives any rights of appraisal, dissenters’ rights or similar rights that Stockholder may have in connection with the Merger.

2.	Transfer Restrictions and Obligations

Section 2.1 Lock-Up. After the execution of this Agreement until the Expiration Date, Stockholder will not:

(a)	sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a “Transfer”), or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Company or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Subject Shares or any securities convertible into or exercisable or exchangeable for Subject Shares, any other capital stock of Company or any interest in any of the foregoing with any Person, or join in any registration statement under the Securities Act with respect to any of the foregoing;

(b)	enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Subject Shares; or

(c)	create or permit to exist any liens, claims, options, charges or other encumbrances on or otherwise affecting any of the Subject Shares.

Section 2.2 Other Obligations. From and after the date of this Agreement, Stockholder agrees (a) not to, and to cause any investment banker, attorney or other advisor or representative of Stockholder not to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal or offer with respect to any Alternative Transaction, or negotiate, explore or otherwise engage in discussions with any Person with respect to any Alternative Transaction, or approve, endorse or recommend any Alternative Transaction, or enter into any agreement, arrangement or understanding with respect to any Alternative Transaction and (b) not to take any action which would make any representation or warranty of Stockholder herein untrue or incorrect. Stockholder shall notify Purchaser promptly (but in any event within 24 hours) of any such inquiries, proposals or offers received by, or any such discussions or negotiations sought to be initiated or continued with, Stockholder or any of its representatives, indicating the name of such Person and providing to Purchaser a summary of the material terms of such proposal or offer for an Alternative Transaction.

Section 2.3 Voting Trust and Divestiture Agreement. Immediately following the closing of the Merger, Purchaser and Stockholder shall jointly notify, in writing, the trustee under the Voting Trust and Divestiture Agreement, dated as of November 7, 2002, by and among

Company, Stockholder and The Bank of New York, as trustee (the “2002 Voting Trust Agreement”), that Stockholder Beneficially Owns (as defined in the 2002 Voting Trust Agreement) less than five percent (5%) of the issued and outstanding shares of each class of Capital Stock (as defined in the 2002 Voting Trust Agreement) of Company and Purchaser, which will have the effect of terminating the 2002 Voting Trust Agreement.

3.	Representations and Warranties of Stockholder.

Section 3.1 Ownership of Subject Shares. Stockholder represents and warrants that Stockholder (a) is the record and beneficial owner of and has the sole right to Vote or direct the Voting of the Subject Shares with respect to the adoption and approval of the Merger Agreement and the terms thereof, which Subject Shares are free and clear of any liens, claims, options, charges or other encumbrances and (b) does not own, either beneficially or of record, any shares of capital stock of Company other than the Subject Shares.

Section 3.2 No Conflict. The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not: (a) result in or constitute a Violation of any obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or by which Stockholder or any of Stockholder’s properties is bound or affected; or (b) result in or constitute a Violation of, or result in the creation of an encumbrance on or otherwise affecting any of the Subject Shares pursuant to, any contract to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties is bound or affected. The execution and delivery of this Agreement by Stockholder do not, and the performance of its obligations under this Agreement by Stockholder will not, require any consent of any Person or any Governmental Entity.

Section 3.3 Enforceability. Stockholder has all requisite power and capacity to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by Stockholder and no other actions or proceedings on the part of Stockholder are necessary to authorize the executions and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Stockholder and, assuming the due authorization, execution and delivery of this Agreement by Purchaser, constitutes the legal, valid and binding obligations of Stockholder, enforceable against Stockholder in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 3.4 Consent and Waiver. No consents or waivers are required for the consummation of the Merger under the terms of (a) any agreements between Stockholder (or any of its affiliates) and Company (or any of its Subsidiaries) or (b) other rights that Stockholder (or any of its affiliates) may have. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or expiry of any related waiting period is required by or with respect to Stockholder in connection with (i) the execution and delivery of this Agreement by Stockholder, (ii) the execution and delivery of the Merger Agreement by Company or (iii) the consummation of the Merger and the other transactions contemplated hereby and thereby.

Section 3.5 Absence of Litigation. There is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder before or by any Governmental Entity that could reasonably be expected to impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.6 No Prior Agreements. Stockholder represents and warrants that no agreement, arrangement or understanding by and between Stockholder and Purchaser with respect to the subject matter contained herein existed prior to the approval of this Agreement by the Board of Directors of Company.

Section 3.7 Continuous Warranty. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times through the Expiration Date and will be accurate in all respects as of the date of the consummation of the Merger as if made on that date.

4. Representations and Warranties of Purchaser. Purchaser has all requisite power and capacity to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement by Stockholder, constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5. Covenants of Stockholder. Stockholder hereby covenants and agrees to cooperate fully with Purchaser and to execute and deliver any additional documents necessary or desirable and to take such further actions, in the reasonable opinion of Purchaser, necessary or desirable to carry out the intent of this Agreement. Stockholder further covenants and agrees that prior to the termination of the Merger Agreement in accordance with its terms, it will not exercise any of its rights or privileges pursuant to the Registration Rights Agreement, dated November 7, 2002, by and among Company, Stockholder and The New York Charitable Asset Foundation (the “Registration Rights Agreement”).

6. Termination. This Agreement shall terminate upon and shall have no further force or effect after the earliest to occur of (a) the Effective Time and (b) the date three (3) months following the date on which the Board of Directors of Company effects a Change in Company Recommendation pursuant to and in accordance with Section 5.1(b) of the Merger Agreement (such earliest to occur shall be the “Expiration Date”); provided, however, that (i) the provisions contained in Section 1.1(a) shall terminate upon the Board of Directors of Company effecting a Change in Company Recommendation pursuant to and in accordance with Section 5.1(b) of the Merger Agreement and (ii) notwithstanding Section 2.1, Stockholder shall, upon termination of the Merger Agreement in accordance with its terms, be permitted to Transfer the Subject Shares pursuant to an effective registration statement by exercising its rights under the Registration Rights Agreement or pursuant to open market transactions that comply with the requirements of Rule 144 of the Securities Act.

7.	Miscellaneous.

Section 7.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses.

Section 7.2 Amendments and Modification. This Agreement may not be amended, modified, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

Section 7.3 Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive the Expiration Date and the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement.

Section 7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy upon confirmation of receipt; (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Purchaser, to:

WellPoint, Inc.

120 Monument Circle

Indianapolis, IN 46204

Attn: Michael C. Wyatt, Esq.

Fax No.: (317) 488-6616

with a copy (which shall not constitute notice) to:

White & Case LLP

1155 Avenue of the Americas

New York, NY 10036

Attn: Daniel G. Dufner, Esq.

          John M. Reiss, Esq.

Fax No.: (212) 354-8113

And

if to Stockholder, to:

The New York Public Asset Fund

c/o Mallory Factor Inc.

555 Madison Avenue – 29th Floor

New York, NY 10022

Attn: Mallory Factor

Fax No.: (212) 350-0001

with a copy (which shall not constitute notice) to:

Sidley Austin Brown & Wood LLP

787 Seventh Avenue

New York, NY 10019

Attn: Joseph McLaughlin

Fax No: (212) 839-5599

Section 7.5 Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement.

Section 7.6 Entire Agreement. This Agreement and the documents and the instruments referred to herein constitute the entire agreement among the parties with respect to the subject matter hereof. The parties acknowledge and agree that there were no prior agreements, arrangements or understandings, either written or oral, among the parties with respect to the subject matter hereof.

Section 7.7 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 7.9 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of any court of the State of Delaware or the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or any of the Transactions and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

PURCHASER AND STOCKHOLDER EACH IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT THEY MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.10 Extension, Waiver. At any time prior to the Expiration Date, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 7.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of law or otherwise) without the prior written consent of the other party to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Without limiting any of the restrictions set forth in Section 2 or elsewhere in this Agreement, this Agreement shall be binding upon any Person to whom any Subject Shares are transferred prior to the termination of the Merger Agreement in accordance with its terms.

Section 7.12 Legal Counsel. Stockholder acknowledges that it has been advised to, and has had the opportunity to, consult with its attorney prior to entering into this Agreement. Stockholder acknowledges that attorneys for Company represent Company and do not represent any of the stockholders of Company in connection with the Merger Agreement, this Agreement or any of the transactions contemplated hereby or thereby.

Section 7.13 Agreement Negotiated. The form of this Agreement has been negotiated by or on behalf of Purchaser and Stockholder, each of which was represented by attorneys who have carefully negotiated the provisions hereof. No law or rule relating to the construction or interpretation of contracts against the drafter of any particular clause should be applied with respect to this Agreement.

Section 7.14 Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

Section 7.15 Cooperation. If any notices, approvals or filings are required with any Governmental Entity in order to allow the parties hereto to effectively carry out the transactions contemplated by this Agreement, Stockholder and Purchaser shall cooperate in making such notices or filings or in obtaining such approvals.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the date and year first above written.

WELLPOINT, INC.

By:	/s/ Larry C. Glasscock
Name:	Larry C. Glasscock
Title:	President and Chief Executive Officer

THE NEW YORK PUBLIC ASSET FUND

By:	/s/ Mallory Factor
Name:	Mallory Factor
Title:	Chair